Exhibit 99.2

[Email Memorandum]

To:	Executive Officers of Radian Group Inc.

From:	Howard S. Yaruss, Executive Vice President, Secretary and General Counsel

Date:	June 18, 2004

Re:	Blackout Notice under Section 306(a) of the Sarbanes-Oxley Act of 2002

As you know, the Radian Group Inc. Savings Incentive Plan (the “401(k) Plan”) will be changing from MFS Retirement Services, Inc. to The Vanguard Group. The conversion will require a suspension in the ability of 401(k) Plan participants to access their funds or make any changes in their accounts, including the ability to diversify Radian stock held in their accounts. This “blackout period” will begin on July 23, 2004 and will last through the week of August 22, 2004.

During the blackout period, Section 306(a) of the Sarbanes-Oxley Act prohibits you from exercising stock options or purchasing or otherwise acquiring Radian stock, as well as from selling or otherwise transferring Radian stock or Radian stock options that you acquired in connection with your employment as an executive officer. You should note that any stock you hold as a result of the prior exercise of stock options is considered stock acquired in connection with your employment. The prohibition also applies to any indirect interest you may have in Radian securities, such as Radian stock held in trust, by immediate family members living with you, or by controlled partnerships or corporations. The prohibition does not apply to a limited category of transactions, such as trades made pursuant to Rule 10b5-1 trading plans (provided that you did not enter into or modify the trading plan during the blackout period or after learning that the blackout period was pending).

As you know, in addition to the blackout period described above, you also are subject to Radian’s regularly scheduled quarterly blackout periods. As it happens, the next such regularly scheduled blackout period will begin July 7, 2004 and last until July 23, 2004. This means that the two blackout periods run consecutively, resulting in a combined blackout period lasting from July 7, 2004 until the week of August 22, 2004.

Please do not hesitate to call me if you have any questions.